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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13G

			Under the Securities Exchange Act of 1934
					  (Amendment No. *)

				Il Fornaio (America) Corporation
					  (Name of Issuer)

						Common Stock
				(Title of Class of Securities)

						  451926109
						(CUSIP Number)

						April 30, 1999
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

					/__/	Rule 13d-1(b)
					/XX/	Rule 13d-1(c)
					/__/	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 6

CUSIP No. 451926109				13G				Page 2 of 6 Pages

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Black Bear Fund I, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/X/
	(b)/ /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
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	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			0
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			489,048
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			0
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					489,048
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	489,048
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	8.5
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN
----------------------------------------------------------------

CUSIP No. 451926109				13G				Page 3 of 6 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Black Bear Offshore Fund Limited
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/X/
	(b)/ /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			0
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			502,300
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			0
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					502,300
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	502,300
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	8.8
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	OO
----------------------------------------------------------------

CUSIP No. 451926109				13G				Page 4 of 6 Pages

ITEM 1.

     (a) The name of the issuer is Il Fornaio (America) Corporation (the "Issuer").

     (b) The principal executive office of the Issuer is located at 770 Tamalpais Drive, Suite 400, Corte Madera, CA 94925.


ITEM 2.

     (a) The names of the persons filing this statement are Black Bear Fund I, L.P. ("Black Bear I") and Black Bear Offshore Fund Limited ("Black Bear Offshore") (collectively, the "Filers").

     (b) The principal business office of Black Bear I is located at 1101 Fifth Avenue, Suite 160, San Rafael, California 94901. The principal business office of Black Bear Offshore is c/o Citco Trust Company (Cayman Islands) Limited, Corporate Centre, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands.

     (c)  See Item 4 of the cover sheet for each Filer.

     (d) This statement relates to shares of common stock of the Issuer (the "Stock").

     (e)  The CUSIP number of the Stock is 451926109.

CUSIP No. 451926109				13G				Page 5 of 6 Pages

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	___	Broker or dealer registered under section 15 of the Act (15
U.S.C. 78o).

	(b)	___	Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
78c).

	(c)	___	Insurance company as defined in section 3(a)(19) of the Act
(15 U.S.C. 78c).

	(d)	___	Investment company registered under section 8 of the
Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	___	An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

	(f)	___	An employee benefit plan or endowment fund in accordance
with 240.13d-1(b)(1)(ii)(F).

	(g)	___	A parent holding company or control person in accordance
with 240.13d-1(b)(1)(ii)(G)

	(h)	___	A savings association as defined in section 3(b) of the
Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the definition of an
investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	___	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 4.  OWNERSHIP

See Items 5-9 and 11 on the cover page for each Filer.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /___/.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

CUSIP No. 451926109				13G				Page 6 of 6 Pages

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 2(a) of this Schedule. Each Filer's holdings of the Stock are managed by Eastbourne Capital Management, L.L.C. ("Eastbourne"), which is the general partner of Black Bear I and the investment adviser of Black Bear Offshore. Eastbourne is filing a separate Schedule 13G to report its beneficial ownership of the Stock.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	June 4, 1999


BLACK BEAR FUND I, L.P.

By:	Eastbourne Capital Management, L.L.C.
	General Partner

	By:	/s/ Richard J. Barry
		Richard J. Barry
		Managing Director


BLACK BEAR OFFSHORE FUND LIMITED

By:	Eastbourne Capital Management, L.L.C.
	Attorney-in-Fact

	By:	/s/ Richard J. Barry
		Richard J. Barry
		Managing Director


BLD/5419/001/1048481